18 December 2012

CIS Acquisition Ltd.

89 Udaltsova Street, Suite 84

Moscow, Russia 119607

Attention : The directors

Dear Sirs,

Re: CIS Acquisition Ltd. (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with the initial public offering (the “IPO”) of (i) 4,000,000 units (the “Units”), with each Unit consisting of one callable class A share par value US$0.0001 each (the “Class A Shares”) and one redeemable warrant (the “Warrants”) to purchase one ordinary share of par value US$0.0001 each (the “Ordinary Shares”) to the underwriters for whom Chardan Capital Markets, LLC (the “Representative”) is acting as representative (collectively, the “Underwriters”); (ii) up to 360,000 Units (the “Over-Allotment Units”) which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) 4,360,000 Class A Shares included in the Units and the Over-Allotment Units; (iv) 4,360,000 Warrants included in the Units and the Over-Allotment Units; (v) 4,360,000 Ordinary Shares underlying the Warrants included in the Units and the Over-Allotment Units; (vi) 4,360,000 callable class B share of par value US$0.0001 each (the “Class B Shares”) issuable upon automatic conversion of the Class A Shares; (vii) 4,360,000 Ordinary Shares issuable upon automatic conversion of the Class B Shares; (viii) 1 underwriters unit purchase option (the “UPO”); (ix) 280,000 Units underlying the UPO (the “UPO Units”); (x) 280,000 Ordinary Shares included as part of the UPO Units; (xi) 280,000 Warrants included as part of the UPO Units; and (xii) 280,000 Ordinary Shares underlying the Warrants included in the UPO Units each as described in the prospectus contained in the Company's registration statement on Form F-1, as amended to date (the “Registration Statement”) and originally filed by the Company under the United States Securities Act 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on or about 20 March 2012.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The written resolutions of the board of directors of the Company dated 14 December 2012 (the "Resolutions").

1.2	A registered agent’s certificate dated 14 December 2012, issued by FH Corporate Services Ltd, the Company’s registered agent (the "Registered Agent’s Certificate").

1.3	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on18 December 2012 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

1.4	A draft of the amended and restated Memorandum and Articles of Association which provide for the Company to be authorised to issue a maximum of 155,000,000 shares divided into 25,000,000 Class A Shares, 25,000,000 Class B Shares, 25,000,000 Class C Shares, 5,000,000 Preferred Shares and 75,000,000 Ordinary Shares (the “Draft Amended and Restated Memorandum and Articles of Association”).

1.5	A certificate from a director of the Company (the "Director's Certificate");

1.6	The Form F-1;

1.7	A draft of the warrant agreement and the warrant certificate (the "Warrant Documents") constituting the Warrants; and

1.8	A draft of the unit certificates (the "Unit Certificates") constituting the Units.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate as to the factual statements made therein. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Warrant Documents and the Units and the Unit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.2	the Warrant Documents, the Units and the Unit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.3	the choice of the laws of the State of New York as the governing law of the Warrant Documents and the Units has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates;

2.7	the accuracy and completeness of all factual representations made in the Registration Statement, the Documents and other documents reviewed by us;

2.8	that, upon the issue of any Class A Shares or Class B Shares or Ordinary Shares (collectively, “Shares”) by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9	the Draft Amended and Restated Memorandum and Articles of Association will be registered by the BVI Registrar of Corporate Affairs prior to the issue of any of the securities referred to in the Registration Statement.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	When issued and paid for as contemplated by the Registration Statement and the Draft Amended and Restated Memorandum and Articles of Association and duly registered in the Company’s register of members (shareholders), the Units, the Over-Allotment Units, the UPO Units and the Warrants, and all Class A Shares and Ordinary Shares underlying such securities will be validly issued, fully paid and non-assessable

3.3	When issued and paid for as contemplated by the Registration Statement and the Draft Amended and Restated Memorandum and Articles of Association and duly registered in the Company’s register of members (shareholders), (i) the Class B Shares issuable on automatic conversion of the Class A Shares, and (ii) the Ordinary Shares issuable on the automatic conversion of the Class A Shares, the Class B Shares and the Class C Shares, will, in each case, be validly issued fully paid and non-assessable.

“Non-assessability” is not a legal concept under British Virgin Islands law, but when we describe the Shares as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Units, Warrants or Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Shares and no member shall be bound by an alteration in the memorandum and articles of association after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	The term "enforceable" as used above means that the obligations assumed by the Company under the Warrant Documents and the Units are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

4.1.4	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	Under the Act, the register of members of a British Virgin Islands company is by statute regarded as prima facie evidence of any matters which the Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5	This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

/s/ Forbes Hare

Forbes Hare

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